Free Writing Prospectus dated February 13, 2007
Filed pursuant to Rule 433
Registration Statement Nos. 333-129763 and 333-129763-01
Principal Life Income Fundings Trust 28

Final Terms for Issuance February 13, 2007

ISSUER:	Principal Life Income Fundings Trust 28

SECURITY:	Secured Medium-Term Notes

RATINGS:	Aa2/AA

AMOUNT:	$250,000,000

TRADE DATE:	February 13, 2007

SETTLEMENT DATE:	February 20, 2007 (T+4)

MATURITY DATE:	February 20, 2009

COUPON:	3-MONTH LIBOR -3.125bp

COUPON PAY DATES:	May 20th, 2007 (1st Coupon Date), then quarterly on the 20th of August, November, February, and May, or on the next good business day, and on the Maturity Date

COUPON DETERMINATION DATE:	Two New York and London business days preceding the settlement date and each applicable coupon reset date

DAY COUNT BASIS:	Actual/360

ISSUE PRICE:	100.00%

PRICE TO ISSUER:	100.00%

ISSUER PROCEEDS:	$250,000,000

MINIMUM DENOMINATIONS:	$1,000 and integral multiples of $1,000 in excess thereof

CUSIP:	74254PQN5

UNDERWRITER:	Banc of America Securities LLC
Principal Life Insurance Company (“PLIC”), as statutory issuer and depositor, and Principal Financial Group, Inc. (“PFG”) have filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents PLIC and PFG have filed with the SEC for more complete information about PLIC and PFG and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Banc of America Securities will arrange to send you the prospectus and prospectus supplement if you request it by calling Banc of America Securities toll-free at 1-800-294-1322